Exhibit 4.38

AGREEMENT OF BEIJING AIRINBOX INFORMATION

TECHNOLOGIES CO., LTD. ON

CONFIDENTIALITY AND NON-COMPETE

This Agreement on Confidentiality and Non-compete (hereinafter this “Agreement”) is entered into by and between Beijing AirInbox Information Technologies Co., Ltd., a Company incorporated and validly subsisting under the laws of China (hereinafter “Beijing AirInbox”) and ________________ (hereinafter the “Employee”) on _________ (dd/mm/yy).

Whereas the Employee recognizes that the position held by it involves the Company’s business and technical information which belongs to the Company in the nature of confidentiality (hereinafter the “Confidential Information”), and that it is to ceaselessly have access to more Confidential Information in performing its functions;

Whereas the Employee acknowledges that disclosure of any Confidential Information to the Company’s existing or potential rivals may render the Company being in an extremely unfavorable competitive position and harm the Company’s interests;

Whereas the Employee further acknowledges that, if it leaves the Company and works with a unit in competition with the Company, the Company’s interests are to be harmed;

For convenience of each Party’ observation of relationship regarding confidentiality and non-compete, both Parties have, through friendly consultations, reached an agreement as follows:

Article 1: Definitions

The “Company” refers to Beijing AirInbox and all the companies whose financial statements may be consolidated with those of KongZhong Corporation in accordance with US generally accepted accounting policies, all its branches, subsidiaries, companies in which Beijing AirInbox holds more than 5% of shares as well as companies as partners in cooperation with the foregoing companies.

The “Trade Secret” refers to any useful information or business operation information which is exclusively owned or kept confidential by the Company but unknown to the public, and able to bring about economic benefits to the Company, and about which the Company has adopted secret-keeping measures for restriction, including but not limited to: information, development, know-how, invention (with or without patent rights), experiment note, test program, software design and structure, computer data, internal document or other report, analysis, performance information, software document in relation to the Company’s products, their characteristics and operator schema; other technology, business, product, marketing and plan; or other matters relating to the Company, any of its clients, consultants or licensees.

The “Confidential Information” refers to any information which is unknown to the public other than the employees of Beijing AirInbox and the Company such as trade secrets, technical information, financial information, marketing information, and information on the Company’s staff members and clients in relation to the Company, including without limitation, all the information fixed on the carriers such as paper, physical goods, diskette or CD to which no access can be gained through public channels. The Confidential Information does not include:
(a) information or materials having been possessed by the public when transmitted to the Employee;
(b) information or materials having been possessed by the public at no fault of the Employee following transmission of them to the Employee;
(c) information or materials having belonged to the Employee when transmitted to the Employee and at that time the Employee has no obligation toward the Company to keep them confidential; and
(d) information or materials subsequently transmitted by a third party to the Employee in no violation of any obligations toward the Company to keep them confidential.

Article 2: Non-Compete Undertaking

2.1	Confidentiality Obligation

2.1.1 The Confidential Information may only be used by the Employee for its work with Beijing AirInbox, instead of any other purpose.

2.1.2 The Employee shall, during its term of office with Beijing AirInbox, not accept or obtain (nor allow any associated persons to accept or obtain) any occupational interests or positions in any individuals, enterprises, organs, institutions or other public organizations in competition with the Company’s business, or render to such individuals, enterprises, organs, institutions or other public organizations any consultancy service or other assistance (e.g. assisting in engaging in the business identical with or similar to that conducted by the Company or such business to be developed by resolution of the Company’s board of directors); nor shall it make business which is the same as or similar to that to be developed by resolution of the Company’s board of directors or that of the Company in which it takes office for itself or for others.

2.1.3 The Employee shall, during its term of office with Beijing AirInbox, not directly or indirectly use or divulge by any means to any individuals, enterprises, organs, institutions or other public organizations any Confidential Information (information on technology, finance, marketing or other respects) in relation to the Company or any member of the Company.

2.1.4 For the Purpose of this Agreement, any person or associated persons of a corporate entity include:

(a) persons serving as managerial personnel in the corporate entity, or as a partner, or directly or indirectly holding 10% or more of shares in any kinds of corporate entities;

(b) persons holding major occupational rights and interests in the corporate entity, or any trust or other properties held by such persons or corporate entity as trustees (or similar fiduciary positions); and

(c) any relatives or spouse inhabiting with such persons or those of such person serving as the directors or managerial personnel of the aforesaid corporate entity or parent company or subsidiary, or such spouse’s relatives.

2.2 Exclusion

2.2.1 The provisions contained herein shall not apply in case of use or disclosure of Confidential Information for a reasonable performance of its functions and duties of position.

2.2.2 Nor shall such provisions apply in case of use or disclosure of Confidential Information as required by the applicable laws or directives with legally binding force, under which circumstance the scope of use or disclosure shall be limited to such contents as expressly set forth in the applicable laws or directives with legally binding force, and the Employee shall, prior to such use or disclosure, inform the Company of the relevant provisions contained in such applicable laws or directives with legally binding force so that the Company can take appropriate protective measures.

2.3 Non-Compete Economic Compensation

2.3.1 Where Beijing AirInbox has commenced paying to an employee non-compete economic compensations at the standard set forth in Paragraph 2.3.3 hereof when such Employee leaves its job, the Employee shall, within six months upon revocation or termination of labor relationship with the Company, not hold a position in any enterprise or institution (including but not limited to other enterprises or institutions engaged in mobile data or mobile value-added businesses, other enterprises or institutions operating or running websites, enterprises or institutions rendering various kinds of services for operation and running of websites as well as enterprises or institutions associated with operation and running of websites) in competition with Beijing AirInbox, or make business which is the same as that of the Company in which it takes office for itself. The Employee must still strictly observe all the stipulations contained in Article 2.1 and Article 3 hereof. Otherwise, the Company shall have the right to demand refunding by the Employee of the non-compete economic compensations already paid. In the meantime, the Employee shall as well compensate the Company for its loss of interests calculated at the rate of interest on a principal amount provided by a bank during the same period. The Company may, where it deems necessary, demand compensation by the Employee of economic losses incurred by the Company therefrom.

2.3.2 Where Beijing AirInbox pays no non-compete economic compensations to an employee (including the circumstance where the Company is unwilling or deems it unnecessary to effect such payment) when the Employee leaves its job, the Company will impose no restrict on such Employee’s holding a position in other enterprise or institution in the same trade or make business which is the same as that of the Company in which it takes office for itself following revocation or termination of labor relationship.

2.3.3 The 12-month average monthly basic wage of an employee prior to its departure from Beijing AirInbox shall be set as the base number of the standard for calculation of non-compete economic compensation with the calculation formula being: the total sum of economic compensation=base number*number of months with responsibility as required in Paragraph 2.3.1*1/2. The Company shall, within the period of term with responsibility as stipulated in Paragraph 2.3.1, pay to the Employee non-compete economic compensations on a monthly basis.

Article 3: Other Related Undertakings

3.1 Prohibition on Talent Hunting

The Employee agrees not to instigate, induce, encourage or otherwise facilitate other employees of the Company to terminate the labor employment relationship with the Company during its term of office with Beijing AirInbox and within one year thereafter, except for the actions taken during its term of office with the Company for performance of its functions and duties.

3.2 Intellectual Property

The Employee acknowledges that, the research, innovation, invention and other intellectual properties in relation to its functions completed by it during its term of office with the Company on the strength of/by using the Company’s financial resources, materials or sites, whether being developed at present or to be developed in the future, including without limitation, trademarks (whether represented in word, design, or combination thereof), patent rights (whether or not having made an application therefor or an application for registration is being made at present), software, public or non-public proprietary technologies as well as other statutory rights shall belong to the Company, and undertakes to make best efforts to cooperate with the Company so that the Company can obtain the entire rights and maintain its lawful rights and interests.

3.3 Compensation for Breach of Contract.

The Employee acknowledges that, in the event of breach of the Agreement, the Company will or may suffer irremediable losses or damages. The Employee agrees that, where it is in breach of the Agreement or in peril of breach of the Agreement, the Company has the right to hold the Employee liable therefor correspondingly (including but not limited to the liabilities for breach of contract, compensation for economic losses, stopping the infringing acts, or if the circumstances are serious, being investigated for criminal liability).

In the event that the Employee divulges the Confidential Information possessed, learnt or known during the term of office with the Company or other secrets relating to the Company in violation of provisions contained herein; or transfers, carries, destroys without authorization all the storage devices, storage materials and copies involving the Company’s secrets such as documents, materials, drawings, tapes, disks, CDs as well as notebooks, it must refund all such special allowances and commercial insurance premiums as received by it and pay an additional liquidated damage equivalent to three times of the total sum of such special allowances and commercial insurance premiums as received by it. Where the Company’s losses still cannot be totally covered by such liquidated damage, the Employee must separately compensate the Company for its losses.

Article 4: Provisions on Governing Laws

4.1 Severability

The validity, legitimacy and enforceability of the remaining provisions contained herein is not affected by the nullity of any provision of this Agreement; and such void provision shall be replaced by another valid, legitimate and enforceable provision, the effect of which is to the fullest extent to the original intention of each Party.

4.2 Notice
4.2.1 Notice may be served in person or by courier (including the commercial express mail services with international reputations), registered mail or public announcement and the like.
(a) To the Company:
Address: 33/F, Tengda Plaza, 168, Xiwai Dajie, Haidian District, Beijing, China
Postal Code: 100044
Attention:
Tel: 010-88576000
Fax: 010-88575900

(b) To the Employee:
Address:
Attention:
Tel:
Fax:

4.2.2 A notice or correspondence shall be deemed to have been served under the following circumstances:
(a) if by courier (including commercial express mail services), on the date when the addressee signs for receipt;
(b) if by registered mail, subject to a lapse of seven (7) days upon production by a post office of vouchers.

4.3 Amendment and Waiver

4.3.1 This Agreement may be amended or modified only subject to each Party’s consent by entering into written instrument.

4.3.2 No failure to exercise and no delay in exercising on the part of either Party any right, power or privilege hereunder or in connection herewith shall operate as a waiver thereof nor shall any single or partial non-exercise of any right, power or privilege preclude the exercise of any other right, power or privilege later on.

4.4 Counterparts

This Agreement may be executed by each Party either in several counterparts or one counterpart separately, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

4.5 Effective Date

This Agreement shall come into force as of the date when it is executed by the Company’s authorized representative and the Employee.

The Company (Seal)	The Employee (Signature)